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                                                                    EXHIBIT 99


FOR IMMEDIATE RELEASE                                CONTACT:
                                                     James L. Simonton
                                                     (614) 870-5014


                 CORE MATERIALS ANNOUNCES ORGANIZATIONAL CHANGES

COLUMBUS, Ohio - August 9, 2002 - Core Materials Corporation (AMEX: CME) today announced a series of organizational development moves effective immediately in conjunction with implementation of its strategic initiatives.

         Kevin L. Barnett, who has served as Vice President and Chief Financial Officer, moves to the operational side in the newly created position of Vice President-Columbus operations. Kevin will lead the implementation of various strategic initiatives aimed at the Columbus facility. In conjunction with this move, Herman F. Dick, Jr. will serve as Treasurer and Chief Financial Officer and Todd J. Mroczkowski moves into the position of Controller. Mr. Dick joined Core Materials in September 1999 as Controller. He is a CPA with more than sixteen years of experience. Mr. Mroczkowski joined the company in February 2000. He is a CPA with more than eight years of experience. Stephen J. Klestinec, Vice President of sales and marketing, will lead the strategic initiative aimed at the company's marketing and front-end business processes.

         "These changes are primarily designed to strengthen the company at the operational level, particularly to increase operational excellence and financial focus for the Columbus operation," said James L. Simonton, president and chief executive officer.

         "The moves also serve our succession planning and professional development goals," he continued. "We are giving Kevin the opportunity to obtain direct operational experience that complements his financial expertise, while our other executives also take on greater management responsibilities. We are indeed fortunate to have such talented professionals to continue to strengthen our company while enabling the smooth implementation of our strategic plan."

                                     -more-

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CORE MATERIALS ANNOUNCES ORGANIZATIONAL CHANGES / P. 2

         Core Materials Corporation is a compounder of sheet molding composites
(SMC) and molder of fiberglass reinforced plastics. The Company's processing capabilities include the compression molding of SMC, vacuum assisted resin infusion molding, spray up and lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including medium- and heavy-duty trucks, automobiles, personal watercraft and other commercial products. Core Materials, with its headquarters in Columbus, Ohio, operates plants in Columbus, in Gaffney, South Carolina, and in Matamoros, Mexico.

This press release contains certain "forward-looking statements" that involve certain risks and uncertainties. Core Materials' actual results may differ significantly from those discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to: business conditions in the plastics, transportation, recreation and consumer products industries, the general economy, competitive factors, the dependence on four major customers, the recent efforts of Core Materials to expand its customer base, new technologies, regulatory requirements, labor relations, the loss of or inability to attract key personnel, the availability of capital, the startup of operations in Mexico, and management's decision to expand its customer base and pursue new products or businesses that involve additional cost, risks or capital expenditures.


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